Exhibit 99.1

Texas Industries, Inc. Appoints New Directors Dorothy C. Weaver and John D. Baker II to Join TXI Board

DALLAS, Oct. 13, 2010 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) today appointed Dorothy C. Weaver and John D. Baker II to fill two vacancies on the TXI Board of Directors. Their term of office will expire in 2012. Ms. Weaver presently serves as the Chairman and CEO of Collins Capital Investments, LLC, and has been in that capacity for the past fifteen years. Mr. Baker is the Executive Chairman of Patriot Transportation Holding and former President and CEO of Florida Rock Industries, Inc.

Ms. Weaver is the former Chairman of the Board of the Federal Reserve Bank of Miami. A current Director for Austin Industries, she has served as Chairman of the Governor's Council of Economic Advisors for the State of Florida. She also serves on a number of charitable organizations including Miami Partners for Progress, a group of tri-ethnic business, professional and civic leaders. "Dorothy's wide-ranging economic, financial and industry experience will bring a tremendous amount of knowledge to TXI's Board. TXI will be well-served by her strong leadership skills," stated Bob Rogers, Chairman.

Mr. Baker has extensive experience in the building materials industry, serving 33 years with Florida Rock Industries, Inc. He serves on the Board of Directors for Wells Fargo & Company along with several other corporations and non-profit organizations. He has also been active on several school boards as both trustee and chairman. "John is a respected leader in the U.S. building materials industry. The wisdom gained through his long tenure in our industry, coupled with significant business insight, will certainly make a positive difference for TXI," shared Chairman Rogers.

Also today, the shareholders of TXI re-elected Robert D. Rogers, Mel G. Brekhus and Ronald G. Steinhart as directors for terms that expire in 2011.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete. With operations in six states, TXI is the largest producer of cement in Texas and a major producer in California. TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest. TXI shares are traded on the New York Stock Exchange under the symbol "TXI."

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

CONTACT:  Texas Industries, Inc.
David Perkins, Corporate Director, Communications
and Government Affairs
972.647.3911